Exhibit 99.1

Cano Petroleum Announces First Quarter 2010 Results

•                  First Quarter production in line with guidance and flat to First Quarter of Fiscal Year 2009

•                  $ LOE / BOE down 16% over first quarter 2009

•                  Executing maintenance level capital development plan until Resaca merger closes

•                  The pending merger with Resaca Exploitation is proceeding as planned.

FORT WORTH, Texas—(BUSINESS WIRE)— Cano Petroleum, Inc. (NYSE Amex: CFW) today announced that production was in line with guidance for the first quarter which averaged 1,218 BOEPD, down 6.9% from the fourth quarter of FY 2009 and down 1.7% from the prior year first quarter.  Production was down, temporarily: (i) at the Cockrell Ranch waterflood (25 BOEPD) due to our Controlled Injection Project surveillance, (ii) at the Panhandle Properties as one of our gas purchasers experienced an unplanned plant outage that started in mid-August 2009 and lasted thru late September 2009 (15 BOEPD for the quarter) and (iii) at the Cato Properties as a result of re-allocating injection to expand the waterflood footprint (30 BOEPD) and the creation of new injection points (June 2009 through early 2010). Additionally, production at the Desdemona Properties was down approximately 20 BOEPD due to the shutting-in of our Barnett Shale production in July 2009.

For the quarter ended September 30, 2009, we incurred a loss applicable to common stock of $4.0 million, which was a $15.8 million decrease as compared to the $11.8 million income applicable to common stock incurred for the quarter ended September 30, 2008.  Items contributing to the $15.8 million earnings decrease were a lower gain on derivatives of $24.2 million and lower operating revenues of $5.7 million.  Partially offsetting the decrease were lower operating expense of $2.5 million, a reduced loss on discontinued operations of $0.9 million and lower preferred stock dividends of $0.5 million.

Operations Update

In the first quarter we spent approximately $5.1 million of our $13.9 million FY 2010 development capital budget. The break-out for expenditures is as follows:

•                  Panhandle Field: $3.0 million to maintain the Controlled Injection Project

•                  Cato Field: $2.1 million to convert three wells to injection and expand the waterflood footprint

Cato Properties — Cato Field.  Since the water injection permits were received in September 2008, we have steadily increased fluid injection from 7,000 barrels of water per day (BWIPD) to over 12,000 BWIPD.  Our new injection water source came on-line during September 2009.  Subsequently, the exit injection rate for the quarter was 16,000 BWIPD. Corresponding waterflood production has also increased from five infill producers, offsetting prior Amoco pilot injection wells (December 2008), to 29 producers realizing production response (June 2009).

In the second calendar quarter of 2009, we completed injection plant capacity improvements and now have ten submersible-pumps operating.  More submersible-pumps are planned to be installed as a result of increasing production response and correspondingly higher fluid levels.  Our 2010 Fiscal Year capital development plan includes adding three new injection wells and enlarging the waterflood footprint to approximately 1,000 acres (currently at 640 acres).  As of today, we have added three new injection wells and we are working on a fourth new injector conversion. We are on target to add 4,000 to 6,000 BWIPD to achieve total injection of 21,000 BWIPD by the end of the fiscal year.

Cato production will continue to be flat until we achieve pore volume fill-up in the new waterflood pattern acreage.  Fill-up is anticipated to occur early in the 2010 calendar year. Net production at Cato averaged 302 BOEPD in September.

Panhandle Properties.  During the quarter ended June 30, 2009, we averaged roughly 75,000 BWIPD at the Cockrell Ranch.  This resulted in increasing our average daily production at the Cockrell Ranch Unit to 120 net BOEPD from approximately 80-100 net BOEPD (between June and December 2008). While crude oil production continued to increase at the Cockrell Ranch, the gains were below our expectations.  We have retained an independent third party engineering firm to assist us with a reservoir analysis and simulation modeling at the Cockrell Ranch to ascertain how we can optimize production in this field. Based on recommendations from the independent third party engineering firm, we established a Controlled Injection Pattern to gauge the effects of optimizing water injection into the highest remaining crude oil saturation intervals of the Brown Dolomite formation (a “Mini-Flood” in the key target interval at the Cockrell Ranch). We expect the results of this field observation, coupled with rigorous reservoir simulation modeling, to show us how to move the project forward with a more predicable production profile. Moreover, we expect the field observation and modeling results to improve the planning of future development programs for the remaining Panhandle Properties.

All production that was shut-in for the Controlled Injection Project (25 BOEPD) was restored on September 28, 2009. The results of the Controlled Injection Project and the accompanying independent third party engineering firm reservoir simulation is expected to be completed in the first quarter of calendar year 2010.  Additionally, an unplanned gas plant outage for one of our purchasers (Eagle Rock) was remedied at the end of September 2009 and full gas sales were restored for the month of October 2009.

We previously announced that we have executed a new gas purchase contract for the Panhandle Properties to move most of our gas volumes to DCP Midstream.  As of September 30, 2009, we have successfully moved 45% of the gas volumes to DCP and anticipate moving the majority of the remaining gas to DCP by December 31, 2009.

Net production at the Panhandle Properties for September 2009 was 588 BOEPD.

Desdemona Properties.  As previously mentioned, in July 2009 we shut-in our Barnett Shale natural gas wells.  We are starting a project to return previously shut-in Duke Sand gas wells to production.  The Duke Sand wells are currently classified as Proved Developed Non-Producing.  We hope to have approximately 25 of these wells on line and producing by the end of December 2009. Rates from these wells are expected to be in the 10 MCFPD range per well, plus associated natural gas liquids recovery from our gas plant.

Net production at the Desdemona Properties for September 2009 was 30 BOEPD.

Nowata Properties. Our ASP tertiary recovery pilot project has been in full operation since December 2007. Preliminary results have yielded a two-to-three-fold increase in producing oil-cut in our pilot observation area. We are testing fluid properties from the entire pilot to gauge the effectiveness of the ASP recipe. We anticipate completing the full ASP pilot performance analysis within the next three months. We have no proved reserves associated with the ASP pilot. Net production at the Nowata Properties for September 2009 was 216 BOEPD.

Guidance for the Second Quarter

Lease Operating Expense, on a production basis, averaged $38.73/BOE for the first quarter of fiscal year 2010, down 15% from the first quarter of fiscal year 2009 and down 3% from the fourth quarter 2009.  We have been aggressively cutting LOE through further re-negotiation of our pulling unit contract at the Panhandle and Cato fields and managing injection/ withdrawal rates at both of our key waterfloods to reduce uneconomic production.  These actions, and others, should reduce LOE to approximately $36.00/BOE in the second quarter.  We would expect these measures to reduce our LOE towards $30/BOE in the second half of the year.  We forecast production to remain flat in the second quarter, as compared the first quarter, as we will spend only maintenance capital going forward until the merger closes.

Merger Update

On Friday, October 23, 2009, Resaca filed a Form S-4 with the Securities and Exchange Commission. Once approved by the SEC, the Form S-4 will serve as a prospectus for Resaca shareholders as well as a joint proxy statement for both Resaca shareholders and Cano stockholders to vote on the proposed merger of the two companies, in addition to other matters to be voted on as discussed therein. Those interested in reading the Form S-4 submission to the SEC can find it at www.sec.gov under Resaca Exploitation, Inc. filings or on Resaca’s website at www.resacaexploitation.com.

A response to the S-4, from the SEC, is expected by November 23, 2009. We continue to work with Resaca on the refinancing of our credit facilities and their achieving a listing on a US exchange for the combined entity.

No Earnings Conference Call

There will be no earnings conference call associated with the first quarter results.

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Amex under the ticker symbol CFW. Additional information is available at www.canopetro.com.

About Resaca

Resaca is an independent oil and gas development and production company based in Houston, Texas. Resaca is focused on the acquisition and exploitation of long-life oil and gas properties, utilizing a variety of primary, secondary and tertiary recovery techniques. Resaca’s current properties are located in the Permian Basin of West Texas and Southeast New Mexico. Resaca trades on the AIM under the ticker symbols RSOX and RSX. Additional information is available at www.resacaexploitation.com.

Forward Looking Statements

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Resaca and Cano intend that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Resaca or Cano to obtain additional capital, and other risks and uncertainties described in the both companies’ filings with the Securities and Exchange Commission or with Resaca’s filings with the AIM. The historical results achieved by Resaca or Cano are not necessarily indicative of its future prospects. Neither Resaca nor Cano undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Resaca and Cano. In connection with the proposed transaction, Resaca and Cano have filed documents with the SEC, including the filing by Resaca of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus, and plan to (a) publish an admission document for the purpose of admitting the issued common stock of the enlarged group to trading on AIM and (b) file with AIM and the SEC other necessary documents regarding the proposed transaction. Investors and security holders of Resaca and Cano are urged to carefully read the Joint Proxy Statement/Prospectus and AIM admission document (when available) and other documents filed with AIM and the SEC by Resaca and Cano because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC by contacting Resaca Investor Relations at (713) 753-1441 or Cano Investor Relations at (817) 698-0900. Investors and security holders may obtain free copies of the documents filed with the SEC and published in connection with the admission to AIM on Resaca’s website at www.resacaexploitation.com or Cano’s website at www.canopetro.com. Information filed with the SEC will be available on the SEC’s website at www.sec.gov. Resaca, Cano and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus and AIM admission document described above. Additional information regarding the directors and executive officers of Resaca is also included in Resaca’s website. Additional information is available under our periodic reports which we file with the SEC.

Contacts

Cano Petroleum, Inc.
Ben Daitch, 817-698-0900
Chief Financial Officer
info@canopetro.com

or

Resaca Exploitation, Inc.
Chris Work, 713-650-1246
Chief Financial Officer
info@resacaexploitation.com

CANO PETROLEUM, INC.

Operating Revenue Summary

	Quarter ended September 30,		Increase
	2009	2008	(Decrease)
Operating Revenues (in thousands)	$5,264	$10,931	$(5,667)
Sales
• Crude Oil (MBbls)	72	72	—
• Natural Gas (MMcf)	159	195	(36)
• Total (MBOE)	99	105	(6)
Average Realized Price
• Crude Oil ($/ Bbl)	$61.20	$111.88	$(50.68)
• Natural Gas ($/ Mcf)	$5.24	$14.04	$(8.80)

Operating Revenues and Commodity Derivative Settlements (in thousands)	$7,115	$10,379	$(3,264)

Average Adjusted Price (includes commodity derivative settlements)
• Crude Oil ($/ Bbl)	$71.38	$106.25	$(34.87)
• Natural Gas ($/ Mcf)	$12.24	$13.30	$(1.06)

Hedging Schedule

As of September 30, 2009, we maintained the following commodity derivative contracts:

Time Period	Floor Oil Price	Ceiling Oil Price	Barrels Per Day	Floor Gas Price	Ceiling Gas Price	Mcf per Day	Barrels of Equivalent Oil per Day(a)
10/1/09 - 12/31/09	$80.00	$110.90	367	$7.75	$10.60	1,667	644
10/1/09 - 12/31/09	$85.00	$104.40	233	$8.00	$10.15	1,133	422
1/1/10 - 12/31/10	$80.00	$108.20	333	$7.75	$9.85	1,567	594
1/1/10 - 12/31/10	$85.00	$101.50	233	$8.00	$9.40	1,033	406
1/1/11 - 3/31/11	$80.00	$107.30	333	$7.75	$11.60	1,467	578
1/1/11 - 3/31/11	$85.00	$100.50	200	$8.00	$11.05	967	361

(a) This column is computed by dividing the “Mcf per Day” by 6 and adding “Barrels per Day.”

On September 11, 2009, we entered into two fixed price commodity swap contracts based on WTI crude oil prices as summarized in the table below.

Time Period	Fixed Oil Price	Barrels Per Day
4/1/11 - 12/31/11	$75.90	700
1/1/12 - 12/31/12	$77.25	700

CANO PETROLEUM, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	June 30,
In Thousands, Except Shares and Per Share Amounts	2009	2009
ASSETS
Current assets
Cash and cash equivalents	$761	$392
Accounts receivable	2,474	2,999
Derivative assets	4,385	4,955
Inventory and other current assets	1,394	810
Total current assets	9,014	9,156
Oil and gas properties, successful efforts method	294,677	288,857
Less accumulated depletion and depreciation	(41,358)	(40,208)
Net oil and gas properties	253,319	248,649
Fixed assets and other, net	3,071	3,240
Derivative assets	1,840	2,882
Goodwill	101	101
TOTAL ASSETS	$267,345	$264,028

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,837	$4,434
Accrued liabilities	2,653	2,003
Deferred tax liabilities	1,432	1,431
Oil and gas sales payable	718	702
Derivative liabilities	199	159
Current portion of asset retirement obligations	88	86
Total current liabilities	10,927	8,815
Long-term liabilities
Long-term debt	61,200	55,700
Asset retirement obligations	2,883	2,818
Derivative liabilities	644	—
Deferred tax liabilities	21,200	22,831
Total liabilities	96,854	90,164
Temporary equity
Series D convertible preferred stock and cumulative paid-in-kind dividends; par value $.0001 per share, stated value $1,000 per share; 49,116 shares authorized; 23,849 issued at September 30, 2009 and June 30, 2009, respectively; liquidation preference at September 30, 2009 and June 30, 2009 of $27,265 and $26,987, respectively	25,683	25,405
Commitments and contingencies
Stockholders’ equity
Common stock, par value $.0001 per share; 100,000,000 authorized; 47,273,224 and 45,570,147 shares issued and outstanding, respectively, at September 30, 2009; and 47,297,910 and 45,594,833 shares issued and outstanding, respectively, at June 30, 2009	5	5
Additional paid-in capital	189,906	189,526
Accumulated deficit	(44,406)	(40,375)
Treasury stock, at cost; 1,703,077 shares held in escrow at September 30, 2009 and June 30, 2009, respectively	(697)	(697)
Total stockholders’ equity	144,808	148,459
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY	$267,345	$264,028

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	September 30,
In Thousands, Except Per Share Data	2009	2008
Operating Revenues:
Crude oil sales	$4,431	$8,118
Natural gas sales	833	2,734
Other revenue	—	79
Total operating revenues	5,264	10,931

Operating Expenses:
Lease operating	4,416	5,071
Production and ad valorem taxes	467	1,052
General and administrative	3,573	4,860
Depletion and depreciation	1,263	1,211
Accretion of discount on asset retirement obligations	67	75
Total operating expenses	9,786	12,269

Loss from operations	(4,522)	(1,338)

Other income (expense):
Interest expense and other	(158)	(132)
Gain (loss) on derivatives	(512)	23,695
Total other income (expense)	(670)	23,563

Income (loss) from continuing operations before income taxes	(5,192)	22,225
Deferred income tax benefit (expense)	1,631	(8,619)

Income (loss) from continuing operations	(3,561)	13,606
Loss from discontinued operations, net of related taxes of $491 in 2008	—	(852)
Net income (loss)	(3,561)	12,754

Preferred stock dividend	(470)	(936)

Net income (loss) applicable to common stock	$(4,031)	$11,818

Net income (loss) per share - basic
Continuing operations	$(0.09)	$0.28
Discontinued operations	—	(0.02)
Net income (loss) per share - basic	$(0.09)	$0.26

Net income (loss) per share - diluted
Continuing operations	$(0.09)	$0.25
Discontinued operations	—	(0.02)
Net income (loss) per share - diluted	$(0.09)	$0.23

Weighted average common shares outstanding
Basic	45,571	46,230
Diluted	45,571	54,739

CANO PETROLEUM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended September 30,
In Thousands	2009	2008
Cash flow from operating activities:
Net income (loss)	$(3,562)	$12,754
Adjustments needed to reconcile net income (loss) to net cash provided by operations:
Unrealized loss (gain) on derivatives	2,307	(24,247)
Accretion of discount on asset retirement obligations	68	77
Depletion and depreciation	1,262	1,219
Impairment of oil and gas properties	—	3,516
Stock-based compensation expense	408	958
Deferred income tax expense (benefit)	(1,631)	8,128
Amortization of debt issuance costs and prepaid expenses	402	362

Changes in assets and liabilities relating to operations:
Accounts receivable	1,063	562
Derivative assets	(549)	—
Inventory and other current assets and liabilities	(894)	(956)
Accounts payable	994	(107)
Accrued liabilities	621	483
Oil and gas sales payable	16	(234)
Derivative liability	—	144
Net cash provided by operations	505	2,659

Cash flow from investing activities:
Additions to oil and gas properties, fixed assets and other	(5,445)	(16,510)
Proceeds from sale of equipment used in oil and gas activities	—	2,135
Net cash used in investing activities	(5,445)	(14,375)

Cash flow from financing activities:
Repayments of long-term debt	—	(54,500)
Borrowings of long-term debt	5,500	23,700
Payments for debt issuance costs	—	(305)
Proceeds from issuance of common stock, net	—	53,908
Payment of preferred stock dividend	(191)	(403)
Net cash provided by financing activities	5,309	22,400

Net increase in cash and cash equivalents	369	10,684
Cash and cash equivalents at beginning of period	392	771
Cash and cash equivalents at end of period	$761	$11,455

Supplemental disclosure of noncash transactions:
Payments of preferred stock dividend in kind	$278	$533

Supplemental disclosure of cash transactions:
Cash paid during the period for interest	$666	$605